EXHIBIT 14.1

                           RCG COMPANIES INCORPORATED

                       CODE OF BUSINESS CONDUCT AND ETHICS

1.     Purpose.

       The Board of Directors (the "Board") of RCG Companies Incorporated (the "Company") has adopted the following Code of Business Conduct and Ethics (this "Code") for directors, officers and employees of the Company. This Code is intended to provide guidance to directors, officers and employees to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, help foster a culture of honesty and accountability, promote compliance with applicable laws and governmental rules and regulations, ensure the protection of the Company's legitimate business interests, including corporate opportunities, assets and confidential information, and deter wrongdoing.

       Each director, officer and employee must comply with the letter and spirit of this Code.

       For purposes of this Code, the "Code of Ethics Contact Person" is the Chairperson of the Audit Committee.

       No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for directors, officers and employees. Directors, officers and employees are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the Code of Ethics Contact Person which may consult with inside or outside legal counsel as appropriate.

2.     Ethical Conduct.

       Each director, officer and employee is expected to adhere to a high standard of ethical conduct. The good name of any corporation depends on the way it conducts its business and the way the public perceives that conduct. Unethical actions, or the appearance of unethical actions, are not acceptable. Directors, officers and employees are expected to be guided by the following principles in carrying out their responsibilities:

         o Loyalty. No director, officer or employee should be, or appear to be, subject to influences, interests or relationships that conflict with the best interests of the Company.


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         o        Compliance with Applicable Laws. The Company, its directors, officers, and its employees are expected to comply with laws and regulations applicable to the Company's activities.

         o Observance of Ethical Standards. In the conduct of their duties, each director, officer and employee must adhere to high ethical standards. These include honesty, integrity and fairness.

3.       Conflict of Interest.

         Directors, officers and employees must avoid any conflicts of interest between the director, officer or employee, as the case may be, and the Company. Any situation that involves, or may involve, a conflict of interest with the Company, should be disclosed promptly to the Code of Ethics Contact Person, which may consult with inside or outside legal counsel as appropriate.

         A "conflict of interest" can occur when a director's, officer's or employee's personal interest is adverse to, or may appear to be adverse to, the interests of the Company as a whole. Conflicts of interest also arise when a director, an officer, an employee or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a director, officer or employee of the Company. For purposes of this Code, "immediate family" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than employees) who shares such person's home.

         This Code does not attempt to describe all possible conflicts of interest which could develop. Some of the more common conflicts from which directors, officers and employees must refrain, however, are set forth below.

         o Improper conduct and activities. Directors, officers and employees may not engage in any conduct or activities that are inconsistent with the Company's best interests, or that disrupt or impair the Company's relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship, or that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities with the Company. For example, a conflict of interest would include being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member, or selling anything to the Company or buying anything from the Company, except on the same terms and conditions as unrelated third parties are permitted to so purchase or sell.

         o Compensation from non-Company sources. Directors, officers and employees may not accept compensation (in any form) for services performed for the Company from any source other than the Company. For example, a conflict of interest would include any significant ownership interest in any supplier or customer or any consulting or employment relationship with any supplier, customer or competitor.


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         o        Gifts. Directors, officers, employees and members of their immediate families may not accept gifts (or excessive entertainment) from persons or entities where any such gift is being made in order to influence the director's, officer's or employee's actions, or where acceptance of the gifts could create the appearance of a conflict of interest.

         o Personal use of Company assets. Directors, officers and employees may not use Company assets, labor or information for personal use unless approved by the Board or as part of a compensation or expense reimbursement program available to directors, officers and employees. All directors, officers and employees should protect the Company's assets and ensure their efficient use.

4.       Corporate Opportunities.

         Directors, officers and employees are prohibited from: (a) taking for themselves personally opportunities related to the Company's business; (b) using the Company's property, information, or position for personal gain; or (c) competing with the Company for business opportunities, provided, however, if the Company's disinterested directors determine that the Company will not pursue an opportunity that relates to the Company's business, after disclosure of all material facts by the director, officer or employee seeking to pursue the opportunity, the director, officer or employee may do so.

         Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Directors, officers and employees who intend to make use of Company property or services in a manner not solely for the benefit of the Company should consult beforehand with the Code of Ethics Contact Person.

5.       Fair Dealing

         The Company policy is to engage is honest business competition and not to seek competitive advantages through illegal or unethical business practices. Each director, officer and employee should endeavor to deal fairly with the Company's customers, service providers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

6.       Confidentiality.

         Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company, its business, customers or suppliers that comes to them, from whatever source, in their capacity as a director, officer, or employee, as the case may be, except when disclosure is authorized or legally mandated. For purposes of this Code, "confidential information" includes all non-public information relating to the Company, its business, customers or suppliers.

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7.       Disclosure.

         Each director, officer or employee involved in the Company's disclosure process is required to be familiar with and comply with the Company's disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company's public reports and documents filed with the Securities and Exchange Commission ("SEC") comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company's other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each director, officer or employee who is involved in the Company's disclosure process must:

         o Familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

         o Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators and self-regulatory organizations.

         o Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).


8.       Compliance with Laws, Rules and Regulations.

         Directors, officers and employees shall comply with, and oversee policies designed to promote compliance by, employees, officers and other directors, with laws, rules and regulations applicable to the Company, including insider-trading laws. It is against Company policy and in many circumstances illegal for a director, officer or employee to profit from undisclosed information relating to the Company or any other company. Any director, officer or employee may not purchase or sell any of the Company's securities while in possession of material nonpublic information relating to the Company. Also, any director, officer or employee may not purchase or sell securities of any other company while in possession of any material nonpublic information relating to that company. Any director, officer or employee who is uncertain about the legal rules involving a purchase or sale of any Company securities or any securities in companies that he or she is familiar with by virtue of his or her work for the Company, should consult with the Company's Chief Financial Officer.


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9.       Reporting of Illegal or Unethical Behavior.

         Directors, officers and employees should promote ethical behavior and encourage an environment in which the Company: (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules, or regulations to appropriate personnel; and
(c) informs employees that the Company will not allow retaliation for reports made in good faith.
Any director, officer or employee who becomes aware of any existing or potential violation of this Code is required to notify the Code of Ethics Contact Person promptly. Failure to do so itself is a violation of this Code. Any questions relating to how this Code should be interpreted or applied should be addressed to the Code of Ethics Contact Person. A director, officer or employee who is unsure of whether a situation violates this Code should discuss the situation with the Code of Ethics Contact Person to prevent possible misunderstandings and embarrassment at a later date. Each director, officer or employee must:

         o Notify the Code of Ethics Contact Person promptly of any existing or potential violation of this Code.

         o Not retaliate against any other director, officer or employee for reports of potential violations that are made in good faith.

         The Board of Directors shall take all action they consider appropriate to investigate any violations reported to them. If a violation has occurred, the Company will take such disciplinary or preventive action as it deems appropriate. Violations of this Code may result in disciplinary action, up to and including discharge. No one will be subject to retaliation because of a good faith report of a suspected violation.

10.      Conclusion.

         Each director, officer and employee is expected to adhere to a high standard of ethical conduct, avoid conflicts of interest, foster a culture of honesty and accountability, comply with applicable laws, ensure the protection of the Company's legitimate business interests, including corporate opportunities, assets and confidential information, and deter wrongdoing and report unethical conduct.

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